REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
To the Shareholders and Board of Trustees
of
Lotsoff Capital Management Investment
Trust:
 In planning and performing our audits of
the financial statements of Lotsoff Capital
Management Micro Cap Fund and Lotsoff
Capital Management Active Income Fund, the
portfolios constituting Lotsoff Capital
Management Investment Trust (collectively,
the Funds)  as of September 30, 2007, in
accordance with the standards of the Public
Company Accounting Oversight Board (United
States), we considered its internal control
over financial reporting, including control
activities for safeguarding securities, as
a basis for designing our auditing
procedures for the purpose of expressing
our opinion on the financial statements and
to comply with the requirements of Form N-
SAR, but not for the purpose of expressing
an opinion on the effectiveness of the
Funds internal control over financial
reporting.   Accordingly, we express no
such opinion.
The management of the Funds are responsible for establishing and maintaining effective internal control over financial reporting.
In fulfilling this responsibility,
estimates and judgments by management are required to assess the expected benefits and related costs of controls. A companys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a companys assets that could have a material effect on the financial statements.
Because of its inherent limitations,
internal control over financial reporting may not prevent or detect misstatements.
Also, projections of any evaluation of
effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the companys ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the companys annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
Our consideration of the Funds internal
control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company
Accounting Oversight Board (United
States). However, we noted no deficiencies in the Companys internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be a material weakness, as defined above, as of September 30, 2007.
This report is intended solely for the
information and use of management and the Board of Trustees of Lotsoff Capital
Management Investment Trust and the
Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Milwaukee, WI
November 28, 2007